EXHIBIT 99.1

United-Guardian Announces Record Cash Dividend

HAUPPAUGE, N.Y., Dec. 3, 2009 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced that on December 2, 2009 its Board of Directors declared a $0.32 per share cash dividend to all stockholders of record on December 18, 2009. The dividend will be paid on January 4, 2010. This increases to $0.60 per share the dividends declared by the company this year, an increase of 9% over last year.

This will be the 14th consecutive year that the company has paid a year-end dividend.

Ken Globus, President of United-Guardian, stated, "We are very pleased to once again be in a position to share our profits with our stockholders. While many companies have been struggling in this difficult economy, we have been lucky enough to be able to maintain, and even increase, our sales and earnings, and for many years it has been our policy to share our good fortune with our stockholders. We are confident that this will be another very profitable year for us, and we are optimistic that we will continue to prosper despite the challenging economy."

United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900